EXHIBIT 1

INTERNATIONAL UTILITY STRUCTURES INC.

MANAGEMENT PROXY CIRCULAR
FOR THE
ANNUAL GENERAL MEETING
OF SHAREHOLDERS
to be held on March 31, 2003
at 2:00 pm (MST)
4500 Bankers Hall East, 855 - 2nd Street S.W., Calgary, Alberta
(Bennett Board Room)

SOLICITATION OF PROXIES

     This Management Proxy Circular (the “Information Circular”) is furnished in connection with the solicitation by the management of International Utility Structures Inc. (the “Corporation”) of proxies to be used at the annual general meeting (the “Meeting”) of the shareholders of the Corporation (the “Shareholders”), which is to be held at the time and place and for the purposes set forth in the accompanying Notice of Meeting and in this Information Circular. Solicitation of proxies will be primarily by mail, but may also be undertaken by way of telephone, facsimile or oral communication by the directors and officers of the Corporation, at no additional compensation. The cost of the solicitation of proxies will be borne by the Corporation.

Appointment and Revocation of Proxies

     The persons named in the accompanying Instrument of Proxy are officers and/or directors of the Corporation. A Shareholder has the right to appoint a person (who need not be a Shareholder), other than the persons named in the accompanying Instrument of Proxy, to represent such Shareholder at the Meeting. To exercise this right, a Shareholder must insert the name of the desired person in the blank space provided on the Instrument of Proxy and must delete or strike out the names of the management nominees. Alternatively, a Shareholder may complete another appropriate Instrument of Proxy. An Instrument of Proxy will not be valid unless it is deposited at the offices of Valiant Trust Company, 510, 550 - 6th Ave. SW, Calgary, Alberta, T2P 0S2, not less than forty-eight (48) hours (excluding Saturdays, Sundays and holidays) before the time of the Meeting or any adjournment thereof.

     A Shareholder who has submitted an Instrument of Proxy may revoke it by an instrument in writing signed by the Shareholder or by an authorized attorney, or, if the Shareholder is a corporation, by a duly authorized officer, and deposited either: (i) at the offices of Valiant Trust Company, 510, 550 - 6th Ave. SW, Calgary, Alberta, T2P 0S2, at any time up to and including the last business day preceding the day of the Meeting or any adjournment thereof; or (ii) with the Chairman of the Meeting on the day of the Meeting or any adjournment thereof. In addition, an Instrument of Proxy may be revoked: (i) by the Shareholder personally attending at the Meeting and voting the securities represented thereby or, if the Shareholder is a corporation, by a representative of the corporation attending at the Meeting and voting such securities; or (ii) in any other manner permitted by law.

Exercise of Discretion by Proxies

     The persons named in the accompanying Instrument of Proxy will vote for or withhold from voting the shares in respect of which they are appointed, on any ballot that may be called for, in accordance with the direction of the Shareholder appointing them and if the Shareholder specifies a choice with respect to any matter to be acted upon, the shares will be voted accordingly. In the absence of such direction, the relevant shares will be voted: (i) in favour of the election of the management slate of directors, and (ii) in favour of the appointment of KPMG LLP, Chartered Accountants, as auditors, at such remuneration as may be determined by the directors, all as more particularly described in this Information Circular. The accompanying Instrument of Proxy confers discretionary authority upon the persons named therein with respect to amendments or variations to matters identified in the Notice of Meeting and with respect to other matters that may properly come before the Meeting. As at the date hereof, management of the Corporation knows of no such amendments, variations or other matters to come before the Meeting.

Signature of Proxy

     The Instrument of Proxy must be signed by the Shareholder or his duly appointed attorney authorized in writing or, if the Shareholder is a corporation, by a duly authorized officer. An Instrument of Proxy signed by a person acting as attorney or in some other representative capacity (including a representative of a corporate Shareholder) should indicate that person’s capacity (following his signature) and should be accompanied by the appropriate instrument evidencing qualification and authority to act (unless such instrument has been previously filed with the Corporation).

VOTING SECURITIES AND PRINCIPAL HOLDERS OF VOTING SECURITIES

Voting of Common Shares

     As at February 1, 2003 there were 12,446,802 common shares of the Corporation issued and outstanding. Each common share entitles the holder thereof to one vote at meetings of the Shareholders.

     The Corporation has fixed February 12, 2003, as the record date for the purpose of determining Shareholders entitled to receive notice of and to vote at the Meeting. Accordingly, only persons who are registered as holders of common shares as of the close of business on February 12, 2003, are entitled to receive notice of and to vote at the meeting, except that any person who acquires common shares of the Corporation after that date may vote the shares so acquired if, not later that ten (10) calendar days prior to the Meeting, that person makes a request to Valiant Trust Company to have his or her name included on the shareholder’s list for the meeting and establishes that he or she owns the common shares.

Principal Holders of Common Shares

     To the knowledge of the directors and senior officers of the Corporation, there is no person, firm or corporation, that beneficially owns, directly or indirectly, as at the date hereof, common shares of the Corporation carrying more than 10% of the voting rights attached to all outstanding common shares.

ELECTION OF DIRECTORS

     Unless otherwise directed, the persons named in the accompanying Instrument of Proxy intend to vote in favour of the election, as directors, of the nominees whose names are set forth in the following table. All of the nominees are currently members of the Board of Directors of the Corporation. Each director elected will hold office until the next annual meeting of the Shareholders or until his successor is duly elected, unless his office is earlier vacated. The Corporation is required by applicable corporate legislation to have an audit committee comprised of members of the Board of Directors. The present members of the Executive Committee, the Audit Committee, the Compensation Committee, and the Corporate Governance Committee of the Board of Directors are identified in the following table.

     The following table sets forth the names of the persons proposed to be nominated for election as directors, all other positions and offices within the Corporation now held by them, their principal occupations or employment, the periods during which they have served as directors of the Corporation and the approximate number of shares of the Corporation beneficially owned, directly or indirectly, by each of them, as at February 1, 2003.

Number of
Common Shares
Name and	Position(s)		Beneficially	Became a
Municipality of Residence	Held	Principal Occupation	Owned(1)	Director

Robert G.J. Jack(4) Calgary, Alberta	President, Chief Executive Officer and Director	President and Chief Executive Officer of the Corporation	339,702(5)	February 1, 1994

Senator Jack Austin, Q.C.(3) Vancouver, British Columbia	Director	Business Consultant and member of the Senate	79,783	June 30, 1994

John S. Burns, Q.C.(3) Calgary, Alberta	Director	Partner, Bennett Jones LLP (Barristers and Solicitors)	Nil	September 25, 1995

Robert J.S. Gibson(2)(4) Calgary, Alberta	Director	President of Stuart & Company Limited and Managing Director of Alsten Holdings Ltd. (private investment firms)	584,105	February 1, 1994

Brian G. Kenning(2)(4) Vancouver, British Columbia	Non-Executive Chairman of the Board	Chairman of B.C. Pacific Capital Corporation (a merchant bank and investment company)	515,845(6)	February 1, 1994

Terrence A. Lyons(2)(3)(4) Vancouver, British Columbia	Director	President of B.C. Pacific Capital Corporation (a merchant bank and investment company)	515,845(7)	February 1, 1994

David B. Olsen(3) Ventura, California	Director	President of Clipper Windpower Development (a closely held power project development firm)	Nil	September 25, 1995

Edward R. Pitts(4) Blossom, Texas	Director	Business Consultant	32,000	October 5, 2000

Notes:

(1)	Information as to shares beneficially owned, not being within the knowledge of the Corporation, has been furnished by the respective directors individually. These figures do not include common shares issuable upon the exercise of outstanding stock options.

(2)	Member, Audit Committee of the Board of Directors.

(3)	Member, Corporate Governance and Compensation committees of the Board of Directors.

(4)	Member, Executive Committee of the Board of Directors.

(5)	The 339,702 common shares held by Robert G.J. Jack, together with 582,173 common shares held by Karen Jack have been aggregated and are subject to a voting trust arrangement where discretion to vote the shares is given to Mr. Jack by the depositing shareholders.

(6)	The 515,845 common shares held by Brian G. Kenning, together with 464,080 common shares held by Jill Kenning have been aggregated and are subject to a voting trust arrangement where discretion to vote the shares is given to Mr. Kenning by the depositing shareholders.

(7)	The 515,845 common shares held by Terrence A. Lyons, together with 464,080 common shares held by Julie Paul have been aggregated and are subject to a voting trust arrangement where discretion to vote the shares is given to Mr. Lyons by the depositing shareholders.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning the total compensation during the last three fiscal years of the Corporation’s Chief Executive Officer and each of the Corporation’s other four most highly compensated executive officers whose aggregate of salary plus bonus exceeds $100,000 for the fiscal year (the “Named Executive Officers”).

Name and Principal	Year Ended						Long-Term		All Other
Position	September 30	Annual Compensation					Compensation		Compensation

Securities Under
Options/SARs
						Other Annual	Granted
		Salary		Bonus		Compensation	(#)(1)

US$ Unless indicated otherwise
Robert G.J. Jack President and Chief Executive Officer, the Corporation	2002 2001 2000	395,125 250,000 250,000	(2)	121,256 220,344 490,818	(3)	60,460 71,325 12,452	Nil Nil 15,000		Nil Nil Nil

Gerald A. Diener Vice President Finance and Chief Financial Officer, the Corporation	2002 2001 2000	212,197 150,000 150,000	(2)	75,562 96,170 245,477	(3)	46,548 28,329 12,309	30,000 Nil 15,000	*	Nil Nil Nil

William Weber Regional Sales Manager, U.S. Subsidiary	2002 2001 2000	243,405 124,801 131,197		— — —		19,936 11,967 11,967	Nil Nil Nil		Nil Nil Nil

Roger McCleary National Sales Manager, U.S. Subsidiary	2002 2001 2000	191,171 97,994 70,181		— — —		20,012 7,200 7,200	10,000 Nil Nil	*	Nil Nil Nil

Michel Akoum Director General, Petitjean S.A.S	2002 2001 2000	172,100 163,907 184,607		60,688 7,895 97,870		6,171 2,838 2,295	5,000 25,000 Nil	* *	Nil Nil Nil

Notes:

(1)	Options have been granted and are outstanding pursuant to the treasury share stock option plan with the exception of those marked “*” which were granted and are outstanding pursuant to the market purchase ancillary stock option plan.

(2)	These amounts represent an increase retroactive to October 1, 2000, of $75,125 and $32,197 for Mr. Jack and Mr. Diener respectively.

(3)	A significant portion of each of these amounts represents a special bonus paid with respect to the individual’s extraordinary efforts in contributing to the successful completion of the sale of the Union Metal Group. See “Components of Compensation”.

Employment Agreements

     The Corporation has entered into employment agreements with Messrs. Jack and Diener. The agreements provide that such officers shall be entitled to such remuneration and other benefits and perquisites as are determined from time to time by the Board of Directors. The agreements also provide that in any of the following events; termination of employment (for other than just cause), demotion, material reduction in remuneration or benefits (unless part of a general cost reduction program), certain events leading to the cessation of carrying on business and, in certain circumstances, a change of control: (i) such officers will be entitled to receive, in lieu of notice and severance compensation, a monetary payment equal to 2 times annual salary; (ii) any stock options held will vest; and (iii) certain other employee related benefits will continue for a specified period. The agreements also contain customary non-competition and confidentiality provisions.

Market Purchase Ancillary Stock Option Plan

     In addition to the Corporation’s existing treasury share stock option plan, in fiscal 2001, the Corporation implemented a market purchase ancillary stock option plan for directors, officers, consultants and employees. The Board of Directors designates which directors, officers, consultants and employees are to be granted options. The number of common shares reserved for issuance under such option plan is 1,054,400 common shares. The exercise price is equal to the market purchase price of the option shares. Unless otherwise determined by the Board of Directors, an option has a term of ten (10) years and may vest at such times as the Board of Directors may determine at the time of grant. Options are not assignable. Provision is made for accelerated vesting in certain circumstances and early termination in the event of death or cessation of employment.

Option Grants During The Year Ended September 30, 2002

     Options which were granted pursuant to the Corporation’s stock option plans to the Named Executive Officers during the financial year ended September 30, 2002 are set forth in the following table. The Corporation has not granted any stock appreciation rights.

					Market Value of
					Securities
					Underlying
	Securities(1) Under		% of Total Options		Options at Date
	Options Granted		Granted to	Exercise Price	of Grant(2)
Name	(# of Shares)		Employees in 2002	($/Share)	($/Share)	Expiration Date

Michel Akoum	5,000	(3)	2%	$1.15	$0.70	January 23, 2011
Gerald Diener	30,000	(4)	13%	$1.15	$0.70	December 21, 2011
Roger McCleary	10,000	(4)	4%	$1.15	$0.70	December 21, 2011

Notes:

(1)	The securities are common shares in the capital of the Corporation.

(2)	As reported on The Toronto Stock Exchange.

(3)	The options became exercisable as to 20% of the number of common shares that may be acquired thereunder on November 19, 2001, and as to a further 20% of the number of common shares that may be acquired thereunder on November 19, 2002. The options vest as to a further 20% of the number of common shares that may be acquired thereunder on November 19, 2003, November 19, 2004 and November 19, 2005. (These options were reported in error as part of the 30,000 reported in the 2001 Management Proxy Circular.)

(4)	The options became exercisable as to 20% of the number of common shares that may be acquired thereunder on December 21, 2001, and as to a further 20% of the number of common shares that may be acquired thereunder on December 21, 2002. The options vest as to a further 20% of the number of common shares that may be acquired thereunder on December 21, 2003, December 21, 2004 and December 21, 2005.

Aggregated Options Exercised During The Year Ended September 30, 2002 and Financial Year-end Option Values

     During the financial year ended September 30, 2002, no common shares were acquired by the Named Executive Officers pursuant to the exercise of stock options. Certain information respecting the numbers and accrued value of unexercised stock options as at September 30, 2002 are set forth in the following table:

Value of
Unexercised in the
			Unexercised Options	Money Options at
			at September 30,	September 30,
			2002	2002(1)
	Securities Acquired	Aggregate Value	(#)	($)
	on Exercise	Realized	Exercisable	Exercisable
Name	(#)	($)	/Unexercisable	/Unexercisable

Michel Akoum	NIL	NIL	21,000/14,000	NIL/NIL
Gerald A. Diener	NIL	NIL	150,000/30,000	NIL/NIL
Robert G.J. Jack	NIL	NIL	209,000/6,000	NIL/NIL
Roger McCleary	NIL	NIL	2,000/8,000	NIL/NIL
William Weber	NIL	NIL	35,000/0	NIL/NIL

Note:

(1)	The value of unexercised in-the-money stock options has been determined by subtracting the exercise price at which common shares may be acquired pursuant to the option from the closing common share price of CDN$0.50 on September 30, 2002, as reported by The Toronto Stock Exchange, and multiplying by the number of common shares that may be acquired upon the exercise of the option.

     No stock options previously granted by the Corporation were subject to re-pricing during the financial year ended September 30, 2002.

Indebtedness

     Robert G. J. Jack is indebted to the Corporation in the amount of CDN$229,225. Principal is due on September 30, 2004 (or earlier in certain contingent circumstances) and the loan is non-interest bearing.

     Gerald A. Diener is indebted to the Corporation in the amount of CDN$76,500. Principal is due on September 30, 2004 (or earlier in certain contingent circumstances) and the loan is non-interest bearing.

Report on Executive Compensation

     The Corporation’s executive compensation program is administered by the Compensation Committee of the Board of Directors. The Compensation Committee is responsible for reviewing the structure and competitiveness of the Corporation’s executive compensation and benefits.

Components of Compensation

     The salary of each executive officer is determined having regard to such executive officer’s responsibilities, individual performance, overall corporate performance, years of service, potential for advancement, performance review by immediate supervisors and the assessment by the Compensation Committee and the Board of Directors of such other matters as may be presented by management. The Corporation’s compensation policy is composed of: (i) base salary and benefits, (ii) bonuses, and (iii) the award of stock options.

     The Corporation’s executive officers participate in the Corporation’s various benefit programs on the same basis as all employees. Base salary is generally determined based on the responsibilities of the position, after comparing to similar positions outside the Corporation.

     Executive officers are eligible to receive cash bonuses based on corporate and individual performance and based on contributions to the success of strategic transactions at the discretion of the

Board of Directors and by non-discretionary participation in a bonus plan based on the subsidiary or consolidated financial performance of the Corporation.

     During fiscal 2000 the Corporation established a discretionary bonus plan related to strategic transactions which may be entered into from time to time, whereby key senior executive officers and other employees may be selected by the Chief Executive Officer to participate in this plan. Under the plan, the Board of Directors identifies specific potential strategic transactions and allocates a bonus pool based on the level of success achieved for the transaction. The bonus pool is then apportioned among the individuals selected or being key to the success of the particular transaction.

     The financial performance, “EBITDA Bonus Plan” (earnings before interest, taxes, depreciation and amortization) is based on subsidiary or consolidated results of the Corporation. EBITDA bonuses are calculated as a percentage of EBITDA (ranging from 1/2% to 3%) less a percentage of working capital required (ranging from 1/6% to 1/2%). The percentage applied is dependent upon the executive officer’s position and whether the officer is employed by a subsidiary or the parent company. The higher percentage range is applied to executives of subsidiaries with the lower percentage range applied to executives of the parent.

     The Corporation has in place a treasury share employee stock option plan and a market purchase ancillary employee stock option plan under which awards have been, or may be, made to executive officers. Stock options are awarded to executive officers in amounts relative to position, performance and what is generally considered competitive in the industry.

Compensation of Chief Executive Officer

     The President and Chief Executive Officer, Mr. Jack, has been employed by the Corporation or its predecessors since 1988. Mr. Jack’s compensation is based on annual salary, bonuses and other benefits and is determined by the same procedures used to develop the compensation arrangements for the other executive officers.

Submitted by:
The Compensation Committee of the Board of Directors

Compensation of Directors

     The Corporation’s directors receive an annual retainer of US$12,000 and payments of US$500 per 1/2 day and US$1,000 per full day Board meetings.

Performance Graph

     The following performance graph compares the cumulative total shareholder return over the last six years commencing on December 31, 1997 and ending on September 30, 2002 on the common shares of the Corporation to the cumulative total return of the S&P/TSX Composite Index, assuming reinvestment of dividends.

Notes:

(1)	By a resolution of the Board of Directors of the Corporation passed on March 12, 1998, the directors amended the fiscal year end of the Corporation from December 31 to September 30. Accordingly, the cumulative total shareholder return and the cumulative total return of the S&P/TSX Composite Index have been calculated for the nine months ended September 30, 1998 and for the years ended September 30, 1999, 2000, 2001 and 2002.

(2)	Upon the application of the Corporation, the common shares of the Corporation were delisted on The Alberta Stock Exchange on February 19, 1999. The common shares of the Corporation were listed on the Montreal Exchange from October 19, 1998 to December 6, 1999 and have been listed on the Toronto Stock Exchange since December 6, 1999. Accordingly, the cumulative total shareholder return for the year ended December 31, 1997 and for the nine months ended September 30, 1998 have been calculated using the closing price on The Alberta Stock Exchange on each of the aforementioned dates, the cumulative total shareholder return for the year ended September 30, 1999 has been calculated using the closing price on the Montreal Exchange on September 30, 1999 and the cumulative total shareholder return for the years ended September 30, 2000, 2001 and 2002 have been calculated using the closing price on The Toronto Stock Exchange on each of the aforementioned dates.

APPOINTMENT OF AUDITORS

     The persons named in the enclosed form of proxy intend to vote for the re-appointment of KPMG LLP, Chartered Accountants, Vancouver, British Columbia, as auditors of the Corporation, to hold office until the next annual meeting of the Shareholders, at a remuneration to be determined by the Board of Directors. KPMG has acted as the auditors of the Corporation since 1993.

CORPORATE GOVERNANCE PRACTICES

     Under the rules of The Toronto Stock Exchange (the “TSX”), the Corporation is required to disclose information relating to its corporate governance system with specific reference to each of the TSX’s 14 guidelines for effective corporate governance. Where the Corporation’s corporate governance system is different from any of the guidelines or where the guidelines do not apply to the Corporation’s corporate governance system, the Corporation is required to explain the differences or the inapplicability of the guidelines to the Corporation.

     The alignment of the Corporation’s corporate governance practices with the 14 guidelines recommended by the TSX is disclosed in Appendix A attached to this Information Circular. The disclosure has been approved by the Board of Directors.

OTHER MATTERS

     Management of the Corporation knows of no amendments, variations or other matters to come before the Meeting other than the matters referred to in the Notice.

EFFECTIVE DATE

     Unless otherwise indicated, all information set forth in this Information Circular is stated as at February 1, 2003.

CERTIFICATE

     The contents of this Information Circular and the forwarding of the same to Shareholders have been approved by the Board of Directors of the Corporation. The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

     DATED at the City of Calgary, in the Province of Alberta, this 5th day of February 2003.

ROBERT G.J. JACK President and Chief Executive Officer	GERALD A. DIENER Vice President Finance and Chief Financial Officer

APPENDIX A

ALIGNMENT WITH CORPORATE GOVERNANCE GUIDELINES

Does Corporation
Corporate Governance Guideline	Comply?	Comments

1. The board of directors should explicitly assume responsibility for stewardship of the corporation, and specifically for:

a. adoption of a strategic planning process	Yes	The documentation of the strategic plan is principally the responsibility of management. The Board undertakes an annual review of the strategic planning process, participates in the process and provides final acceptance of the strategic plans and initiatives proposed and developed by management.

b. identification of principal risks and ensuring implementation of appropriate risk managing systems	Yes	In its deliberations, the Board considers the principal risks of the Corporation’s business and will continue to work with management to assess and review the ongoing management of such risks.

c. succession planning, including appointing, training and monitoring senior management	Yes	The Board has assumed responsibility for succession issues relating to senior management and for appointing and monitoring senior management. The Corporation’s policy is to attract management personnel whose prior experience results in them having been well trained for their responsibilities with the Corporation.

d. communications policy	Yes	The Board has delegated responsibility for the Corporation’s communication policy to senior management. Shareholder communication is handled principally by the President and Chief Executive Officer and the Chief Financial Officer of the Corporation. This communication includes annual reports, quarterly reports, press releases, information circulars, annual information forms, maintaining a website and direct responses to specific shareholder inquiries.

Does Corporation
Corporate Governance Guideline	Comply?	Comments

e. integrity of internal control and management information systems	Yes	The Board, through its Audit Committee, has assumed responsibility for ensuring that management has implemented effective internal controls and management information systems. Members of the Audit Committee have an opportunity to review and provide comments in respect of press releases relating to quarterly financial information and the year-end audited financial results of the Corporation.

2. Majority of directors should be unrelated (independent from management and free from conflicting interest)		Only three of the eight members of the Board of Directors are considered related.

3. Disclose which directors are related	Yes	Messrs. Austin, Gibson, Kenning, Lyons and Olsen are unrelated directors. Mr. Kenning is the non-executive Chairman of the Board. The three related directors are Messrs. Jack, Pitts and Burns. Mr. Jack is the President and Chief Executive Officer of the Corporation, Mr. Pitts is recently retired from his position as President of Union Metal Corporation, a former subsidiary of the Corporation, but retains a consulting relationship, and Mr. Burns, a partner of Bennett Jones LLP, is the Corporation’s legal counsel.

4. Appoint a committee responsible for appointment/assessment of directors. The committee should be composed exclusively of non-management directors, the majority of whom are unrelated	Yes	The Board has constituted a Corporate Governance Committee, comprised of four directors, all of who are outside directors and a majority of who are unrelated. The Corporate Governance Committee has responsibility to make recommendations with respect to nominees to the Board of Directors. The Corporate Governance Committee also has the responsibility of assessing the effectiveness of the Board as a whole, the committees of the Board and the contribution of individual directors. The Corporate Governance Committee reports to the full Board.

5. Implement a process for assessing the effectiveness of the board, its committees and the contribution of individual directors	Yes	The mandate of the Corporate Governance Committee includes reviewing the effectiveness of the Board as a whole and the committees of the Board and the contribution of individual directors.

Does Corporation
Corporate Governance Guideline	Comply?	Comments

6. Provide orientation and education programs for new directors.	Yes	New directors are provided with an extensive package of materials orientating them to the Corporation and its functions. Directors are provided with updates on business and governance initiatives and information in response to questions raised by Board members.

7. Review the size of the board and its effectiveness in making decisions.	Yes	Assessment of the size, composition and effectiveness of the Board is the responsibility of the Corporate Governance Committee. The Corporate Governance Committee believes that, given the size of the Corporation, the current size and representation of the Board is adequate to effectively carry out its governance duties and responsibilities.

8. Review the compensation of directors and whether it reflects the risks and responsibilities of an effective director.	Yes	The mandate of the Compensation Committee includes reviewing and recommending to the Board the remuneration of directors. In determining directors’ remuneration, the Committee considers time commitment, comparative fees, risks and responsibilities.

9. a. Committees should generally be composed of non-management directors.	Yes	The Board has established four committees: the Executive Committee, the Corporate Governance Committee, the Compensation Committee and the Audit Committee. With the exception of Mr. Jack’s membership on the Executive Committee, all members of these committees are outside directors.

b. Majority of committee members should be unrelated.	Yes	A majority of members of each of the Board committees are unrelated directors.

10. Appoint a committee responsible for the response and approach to corporate governance issues.	Yes	The Corporate Governance Committee has the responsibility of assessing the effectiveness of the Board and its committees, developing the Corporation’s approach to governance issues, administering, in conjunction with the Chairman of the Board, the Board’s relationship to management, and proposing new nominees to the Board.

11. a. Define the limits to management’s responsibilities by developing mandates for the board and the CEO.	Yes	The Board has plenary power to manage and supervise the management of the business and affairs of the Corporation. The Board has established and approved the duties and responsibilities that have been delegated to senior management. Certain management decisions require Board approval. The Corporation has implemented a capital expenditure policy whereby the Board is required to approve expenditures over certain limits. Banking and lending arrangements also require Board approval.

Does Corporation
Corporate Governance Guideline	Comply?	Comments

b. The board should approve the CEO’s corporate objectives.	Yes	The Board approves the CEO’s (or President’s) objectives on an annual basis.

12. a. Adopt structures and procedures to ensure that the board can function independently of management.	Yes	Mr. Kenning is the non-executive Chairman of the Board. The Chairman of the Board has the responsibility for ensuring that the Board functions independently of management and administering the relationship of the Board with management. The Board and its committees meet independently of management when warranted. The Board expects management to be responsible for the day-to-day operations of the Corporation’s business. This includes an on-going review of the Corporation’s strategies and their implementation in light of changing business markets and competitive conditions; complete, accurate and timely reporting to shareholders; comprehensive annual budgeting process and monitoring financial performance against the budget; and the timely response to any legal actions or changes in any government regulations concerning the Corporation’s activities.

b. Appoint a chairman who is independent of management or assign responsibility to a “Lead Director”.	Yes	The Chairman of the Board is independent of management.

13. a. Establish an audit committee with a specially defined mandate.	Yes	The Audit Committee is responsible for monitoring the preparation of the Corporation’s annual financial statements, and management reporting on internal control and management information systems. The Audit Committee has direct communication channels with the external auditors and during the course of its deliberations, will meet with the external auditors in the absence of management.

b. Members of the audit committee should be non-management directors.	Yes	All members of the Audit Committee are independent of management.

Does Corporation
Corporate Governance Guideline	Comply?	Comments

14. Implement a system to enable individual directors to engage outside advisers at the corporation’s expense.	Yes	The Board has adopted a system which enables an individual director to engage an outside advisor at the expense of the Corporation in appropriate circumstances. Any such engagement is subject to the approval of the Corporate Governance Committee.

INTERNATIONAL UTILITY STRUCTURES INC.

NOTICE OF ANNUAL GENERAL MEETING OF
THE SHAREHOLDERS OF INTERNATIONAL UTILITY STRUCTURES INC.
March 31, 2003

     TAKE NOTICE THAT the Annual General Meeting (the “Meeting”) of the shareholders of INTERNATIONAL UTILITY STRUCTURES INC. (the “Corporation”) will be held at 4500 Bankers Hall East, 855 – 2nd Street S.W., Calgary, Alberta, (Bennett Board Room) on Monday, March 31, 2003, at 2:00 p.m., (MST) for the following purposes:

1.	to receive the financial statements of the Corporation as at and for the year ended September 30, 2002, and the report of the auditors thereon;

2.	to elect the directors of the Corporation for the ensuing year or until their successors are elected or appointed;

3.	to appoint the auditors of the Corporation for the ensuing year and to authorize the directors of the Corporation to determine the remuneration to be paid to the auditors; and

4.	to transact such other business as may properly come before the Meeting.

     Information relating to matters to be acted upon by the shareholders at the meeting is set forth in the accompanying Management Proxy Circular (the “Information Circular”).

     A shareholder may attend the Meeting in person or may be represented thereat by proxy. Shareholders who are unable to attend the Meeting in person are requested to date, sign and return the accompanying Instrument of Proxy, or other appropriate form of proxy, in accordance with the instructions set forth in the Information Circular. An Instrument of Proxy will not be valid unless it is deposited at the offices of Valiant Trust Company, 510, 550 – 6th Avenue S.W., Calgary, Alberta, T2P 0S2, not less than forty-eight (48) hours (excluding Saturdays, Sundays and holidays) before the time of the Meeting, or any adjournment thereof. A person appointed as proxyholder need not be a shareholder of the Corporation.

     Only shareholders of record as at the close of business on February 12, 2003, are entitled to receive notice of the Meeting.

     DATED at Calgary, Alberta as of the 1st day of February 2003.

BY ORDER OF THE BOARD OF DIRECTORS

Robert G.J. Jack President and Chief Executive Officer

Enclosed herewith:
Instrument of Proxy
Management Proxy Circular
Supplemental Mail List Return Notice
Addressed Return Envelope

INTERNATIONAL UTILITY STRUCTURES INC.

INSTRUMENT OF PROXY
Solicited by the Management of International Utility Structures Inc.
for the Annual General Meeting of Shareholders
to be held on Monday, March 31, 2003

     The undersigned, being a holder of common shares of International Utility Structures Inc. (the “Corporation”), hereby appoints Robert G.J. Jack, of Calgary, Alberta, or, failing him, Gerald A. Diener, of Calgary, Alberta, or instead of either of the foregoing, ____________________________________ of ______________________________ as proxyholder, with power of substitution, to attend, to act and to vote for and on behalf of the undersigned at the Annual General Meeting of the shareholders of the Corporation (the “Meeting”) to be held at 2:00 p.m. (MST) on Monday, March 31, 2003, at 4500 Bankers Hall East, 855 – 2nd Street S.W. Calgary, Alberta, (Bennett Board Room), and at any adjournment thereof and on every poll which may take place thereat in the same manner, to the same extent and with the same power as if the undersigned were present at the Meeting and without restricting the general authorization and power hereby conferred, the designee named above is specifically instructed to vote the common shares to which this Instrument of Proxy relates as follows:

FOR ☐ or WITHHOLD FROM VOTING FOR ☐ the election of directors, as set forth in the Management Proxy Circular relating to the Meeting (the “Information Circular”); and

FOR ☐ or WITHHOLD FROM VOTING FOR ☐ the appointment of KPMG LLP, Chartered Accountants, Vancouver, British Columbia, as auditors of the Corporation for the ensuing year, at such remuneration as may be determined by the Board of Directors as set forth in the Information Circular.

     The undersigned instructs the person herein designated as proxyholder to act on the above matters as directed. In the absence of any such direction, the shares will be voted in favour of each of the above matters. The undersigned hereby confers on the designee named herein a discretionary authority with respect to amendments to or variations of the matters outlined above and with respect to matters other than those listed in the accompanying Notice of Meeting that may properly come before the Meeting.

     The undersigned hereby revokes any Instrument of Proxy previously given for the purposes of the Meeting in respect of Common Shares held by the undersigned.

     DATED this _______________ day of __________, 2003.

Signature of Shareholder

Please Print Name

Number of Shares Held

Notes:

1.	A shareholder has the right to appoint a person (who need not be a shareholder of the Corporation) other than the persons referred to above to attend and act on behalf of such shareholder at the Meeting or any adjournment thereof. To exercise this right, the shareholder must: (i) insert the name of the desired person in the blank space provided above, or (ii) complete another proper form of Proxy.

2.	In order for this Instrument of Proxy to be valid, it must be deposited at the offices of Valiant Trust Company, 510, 550 – 6th Ave. S.W., Calgary, Alberta T2P 0S2, not less than forty-eight (48) hours (excluding Saturdays, Sundays and holidays) before the time of the Meeting or any adjournment thereof.

3.	This Instrument of Proxy must be dated and signed by the shareholder or his duly authorized attorney or, if the shareholder is a corporation, by a duly authorized officer. If this Instrument of Proxy is not dated, it shall be deemed to bear the date on which the Circular was mailed by the Corporation to the shareholders.